Exhibit 99.4

Q2 2015 Earnings Prepared Comments
Jon Puckett, Celanese Corporation, Vice President, Investor Relations
Welcome to the Celanese Corporation second quarter 2015 financial results recording. The date of this recording is July 16, 2015. Please note that no portion of this presentation may be rebroadcast or reproduced in any form without the prior written consent of Celanese.
My name is Jon Puckett, Vice President of Investor Relations. Today you will be hearing from Mark Rohr, Chairman and Chief Executive Officer, and Chris Jensen, Senior Vice President, Finance.
The Celanese Corporation second quarter 2015 earnings release was distributed via business wire this afternoon and posted on our website, www.celanese.com, in the Investor Relations section. The slides referenced during this recording are also posted on our website. As a reminder, some of the matters discussed today and included in our presentations may include forward-looking statements concerning, for example, Celanese Corporation's future objectives and results. Please note the cautionary language contained in the posted slides. Also, some of the matters discussed and presented include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our website in the Investor Relations section under Financial Information. The earnings release, presentation and non-GAAP reconciliations are being furnished to the SEC in a Current Report on Form 8-K.
Mark Rohr will discuss our progress on aligning the company around two cores - Materials Solutions and the Acetyl Chain, review our consolidated second quarter results, provide an update on the methanol unit at Clear Lake and also update our outlook for the remainder of 2015. Chris Jensen will then comment on our earnings on a year-over-year basis and will discuss our cash flow and taxes. I'd now like to turn it over to Mark.

Mark Rohr, Celanese Corporation, Chairman of the Board of Directors and Chief Executive Officer
Thanks Jon, and I'd like to welcome everyone listening in today.
Our two complementary value creation models, Materials Solutions and the Acetyl Chain, continue to drive strong results for Celanese. In Materials Solutions, we leverage our customer relationships, polymerization technology and our application development expertise to create products and applications that drive value for customers. In the Acetyl Chain, we leverage our industry leading technology and unmatched global production platforms to serve a broader array of customers and end-use markets around the world in ways that others cannot. Together, the two value drivers share technology, fully integrated systems and research resources to increase efficiency and quickly respond to market needs, further driving value for our customers.
During the quarter, we appointed Scott Sutton to lead Materials Solutions and Pat Quarles to lead the Acetyl Chain. Both of these individuals are seasoned leaders in the chemical industry with decades of operational and managerial experience that is already benefiting their teams and our customers. Since joining Celanese two years ago, Scott has been in several leadership roles, most recently in the engineered materials business as well as ensuring we complete the methanol plant at Clear Lake on time. Scott also has broad experience at Chemtura and Albemarle. Pat comes to us after 25 years at LyondellBasell, where he most recently led the Intermediates & Derivatives business. Pat will also lead our Integrated Supply Chain function. I am really pleased to have these two accomplished leaders head up our core value propositions for Celanese. Their experience and expertise will allow us to further improve commercial and operational discipline, as well as, enhance our growth profile.
Now let's move on to the consolidated results. I am pleased to report second quarter adjusted earnings of $1.58 per share, a second quarter record for Celanese. In what is a pretty volatile market, our strong second quarter results demonstrate how we continue to execute on a value creation model and have success in delivering on our productivity initiatives.
For the company as a whole, revenue was $1.5 billion for the quarter, 2 percent higher than the first quarter on 3 percent higher volume and 1 percent lower price. Volume was higher in both cores. Increased volume in Materials Solutions was primarily driven by sequential improvements in cellulose derivatives as well as growth in engineered materials. Higher volume in the Acetyl Chain was primarily in our emulsions polymers business. We generated consolidated adjusted EBIT of $325 million realizing 22 percent margin. On a year-over-year basis, margin increased 340 basis points, driven by 520 basis point improvement in Materials Solutions margin and roughly consistent margin in the Acetyl Chain.

Sequentially, margin improvement of 40 basis points in Materials Solutions was offset by a 340 basis point reduction in the Acetyl Chain.
In the quarter, we generated $283 million of operating cash flow and $176 million of adjusted free cash flow. These are both second quarter records for the company and were driven primarily by strong earnings and disciplined working capital management. Our first half cash flow results put us in excellent position to generate record adjusted free cash flow for the second straight year. Chris will provide more details on our cash deployment plans in just a minute.
Moving on to Materials Solutions. Income was $207 million on revenue of $595 million. Core income margin was 34.8 percent, that's up 40 basis points sequentially and 520 basis points year-over-year. Advanced Engineered Materials generated $102 million of segment income on $346 million of revenue, or a 29.5 percent segment income margin. While these results at the segment level are consistent with the prior quarter, we generated record level earnings of $71 million in our base engineered materials business, representing growth of 16 percent sequentially and 45 percent year-over-year. These record results enabled us to offset affiliate earnings that were $12 million lower sequentially, mainly driven by lower MTBE pricing in our Ibn Sina affiliate. Sequential volume in engineered materials increased by 2 percent primarily driven by industrial applications globally, consumer applications in Asia and electronics applications in Europe also impacted the volume increase. In autos, we continue to grow faster than industry build rates and we again increased content per vehicle driven in the Asia region where we are building stronger relationships with local OEM's as well as leveraging our deep connections with U.S. and European-based producers.
We also continue to drive value through our new product launches. Our ability to grow engineered materials depends on running an efficient pipeline machine that is customer-focused and prioritized on the opportunities that are most likely to succeed and drive incremental profit. Through the first half of 2015 we launched over 500 new projects and new applications. We believe we will approach 1,000 new launches this year. Let me give you a couple of examples of the innovation that is underway at Celanese. One example, a carbon black manufacturer selected our GUR® resin for use in a new water filtration application due to its superior efficiency in filtration and our industry based certification. Separately, we also provided unique long-fiber application for exterior structural parts [to a] heavy truck manufacturer, which allowed them to avoid costly production shut downs and provided them with a superior finished product. Our engineered materials business delivered on its promise this quarter by continuing to leverage its customer focus and ability to innovate.

In Consumer Specialties, segment income was $105 million, that's $13 million higher sequentially, on revenue of $249 million. Volume was consistent with our expectations and increased 11 percent as we saw some recovery from the first quarter destocking at our customers. Pricing was down 1 percent due to geographic product mix and a legacy flake contract. Segment income margin increased 170 basis points to 42 percent primarily due to the higher volume.
Now for the Acetyl Chain. We generated core income of $137 million on revenue of $911 million. Core income margin was 15 percent, consistent with the prior year quarter but down 340 basis points sequentially. These results are primarily reflective of the raw material movements we saw in the second quarter. Specifically, ethylene costs spiked during the quarter due to temporarily tight industry conditions primarily in Europe and Asia. In addition, weakness in demand in China during the second quarter translated to lower margin than we expected. Acetyl Chain volume increased 2 percent sequentially, primarily driven by 6 percent volume growth in emulsion polymers mainly in paints and coatings in Europe and Asia on normal seasonal patterns. This helped offset the lower demand in China for acetic acid and its derivatives. Price declined 1 percent sequentially on lower pricing in emulsion polymers and lower raw material costs, primarily VAM in Europe. I am particularly pleased with the team's ability to deliver consistent margins on a year-over-year basis, especially given the tough comparisons we had due to VAM industry conditions in the prior year's quarter. This consistency in the Acetyl Chain demonstrates the flexibility of our model that we believe is unmatched by our competition.
Shifting gears, let me take a minute to update you on methanol. The rains in Texas have truly been epic. Through the project we've lost the equivalent of 90 days due to weather. A lot of that occurring this spring. Nonetheless, we are essentially complete with all major elements of construction. Our teams on the ground are now focused on the commissioning phase of the unit. While some of our schedule flexibility has been reduced, we continue to expect this unit will start-up by October of this year. And we couldn't be more proud of the team's focus and efforts to maintain a safe and productive work site while overcoming the many challenges they have faced.
As we look to the remainder of 2015, we are seeing added stress on the global macroeconomic environment, primarily due to the recent uncertainty in China, but we continue to feel good about our ability to drive unique value in both of our cores. For the second half of the year, we expect earnings in Materials Solutions will be relatively constant with the second half of 2014 fueled by the momentum we have built in engineered materials. Second half earnings in the Acetyl Chain are expected to be lower than the second half of 2014, as we have communicated, mainly due to the impact of shifting from purchased to produced methanol and the recent uncertainty in China, but our focus on execution and productivity as well as our agility to match market needs allows us to increase our adjusted earnings outlook range to $5.70 to $6.00 per share for this year.
With that, I'll now turn it over to Chris.

Chris Jensen, Celanese Corporation, Senior Vice President, Finance
Thanks Mark.
Before I move to the results, let me add one comment on the outlook. We expect year-over-year currency headwinds in the second half of 2015 ranging from $0.30 to $0.40 due to the lower Euro Dollar exchange rate.
Now let me review the year-over-year results for the second quarter. Adjusted earnings per share for the second quarter was $1.58, a 7 percent improvement over the prior year quarter. Segment income was consistent year-over-year at $325 million, on net sales of $1.5 billion. Segment income margin increased 340 basis points year over year to 22 percent driven by Materials Solutions which expanded margin by 520 basis points to 34.8 percent. Margins in the Acetyl Chain were consistent year-over-year at 15 percent. Our commercial efforts and productivity actions successfully offset the earnings impact of the Euro, which weakened from 1.37 to 1.12 on a year-over-year basis.
Let me briefly discuss Other Activities, which was a $19 million of expense in the quarter, $21 million lower than the prior year quarter. Other Activities captures various items like corporate functions and global pension interest cost and expected asset returns. In the quarter, we saw the year-over-year benefit of our productivity actions, lower pension expense and positive foreign currency impact on certain Euro denominated costs. For the remainder of the year, we expect Other Activities will trend slightly higher than second quarter levels.
Before we move to cash flow, I want to highlight one item in our GAAP to non-GAAP reconciliation. During the quarter, we accelerated the depreciation related to our ethanol technology development unit at our Clear Lake, Texas facility to fully depreciate the unit. We made this decision because our fully operational ethanol unit in Nanjing, China combined with our pilot development unit will allow us to develop future iterations of the technology, if necessary. This decision resulted in accelerated depreciation and amortization of $39 million during the quarter which flows through R&D on our income statement.
Shifting to cash flow - we finished the quarter with $988 million of cash on our balance sheet, $137 million higher than the first quarter. Second quarter operating cash flow was $283 million and adjusted free cash flow was $176 million, both second quarter records, driven by strong earnings performance and disciplined working capital management. Net capital spending in the second quarter was $90 million. We continue to expect net capital spending for 2015 will be in the range of $350 to $400 million and should trend downward in 2016. Based on our strong earnings performance and cash flow generation for the first half of the year, we are well positioned to achieve another record year of adjusted free cash flow in 2015. We plan to deploy our cash in 2015 on share repurchases and dividends at a level consistent with 2014 levels of about $400 million.
Now on taxes. The adjusted tax rate for the second quarter of 2015 was 18 percent compared to 21 percent in the second quarter of 2014. The lower effective rate was primarily attributable to changes in the jurisdictional mix of earnings. Net cash taxes paid were $32 million in the second quarter compared with $104 million in the prior year quarter due to both timing and jurisdictional mix. The effective US GAAP tax rate for the second quarter was 11 percent compared to 27 percent in the prior year. The lower rate was primarily due to the favorable outcome of tax audits [and judicial clarifications]. We expect the adjusted tax rate to remain consistent for the remainder of the year, but there could be some volatility in that rate due to the jurisdiction and variability of earnings.
This concludes our prepared remarks and we look forward to discussing our results with you on our earnings call Friday morning. Thank you.

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